Exhibit 99.1

News Release

Weatherford Announces First Quarter 2020 Results

Houston, May 11, 2020 – Weatherford International plc (“Weatherford” or the “Company”) announced today its results for the first quarter of 2020.
Note: Upon completing its financial restructuring in late 2019, the Company adopted fresh-start accounting resulting in Weatherford becoming a new entity for accounting and financial reporting purposes. As required by GAAP, results up to December 13, 2019 are presented separately as the predecessor period (the “Predecessor” period) and results from December 14, 2019 and onwards are presented as the successor period (the “Successor” period). The results from these Predecessor and Successor periods are not comparable. Nevertheless, for discussion purposes herein the Company has presented the results of the Predecessor and Successor periods and, for the fourth quarter of 2019, has combined the Predecessor and Successor results as a non-GAAP measure (the “combined” results), as we believe this provides the most meaningful basis to analyze our results.
On a GAAP basis, revenues for the first quarter of 2020 were $1.2 billion, a decline of 2% sequentially and 10% year-on-year. Reported operating loss was $822 million in the first quarter of 2020 compared to a combined operating loss of $315 million in the fourth quarter of 2019 and a loss of $301 million in the first quarter of 2019. The Company’s first quarter 2020 net loss was $966 million, compared to a combined net income of $5.3 billion in the fourth quarter of 2019 and a net loss of $481 million in the first quarter of 2019. The combined fourth quarter 2019 period included a net reorganization gain of $5.7 billion. First quarter of 2020 cash flows from operations were $30 million and capital expenditures were $38 million. Weatherford had cash and cash equivalents of $670 million and over $235 million of availability under its senior secured asset-based revolving credit agreement (the “ABL Facility”) as of March 31, 2020.
On a non-GAAP basis:

•	Revenues of $1.2 billion declined 2% sequentially and 7% year-on-year (excluding divestitures) [1]

◦	International revenues declined 1% sequentially and grew 2% year-on-year [1]

◦	North American revenues declined 4% sequentially and 23% year-on-year [1]

•	Adjusted EBITDA [2][3] of $178 million grew by 15% sequentially and 39% year-on-year and associated margins of 15% increased 221 basis points sequentially and 514 basis points year-on-year

•
Free cash flow of negative $2 million [2] improved $94 million sequentially and $280 million year-on-year, despite being burdened by approximately $75 million of cash outflows associated with our financial restructuring and prior period corporate development activities

Mark A. McCollum, President and Chief Executive Officer, commented, “I am encouraged by Weatherford’s operating improvements as evidenced by our results during the first quarter of 2020, despite a challenging operating environment that continued to deteriorate as the quarter progressed.
“Notwithstanding these challenges, the Company’s revenues increased in certain key markets and adjusted EBITDA and adjusted EBITDA margin increased meaningfully, on both a sequential and on a year-on-year basis. Our international business, which comprised over 70% of our first-quarter 2020 revenues, grew 2% year-on-year [1], with growth across the Middle East, Russia and Asia. In North America, first-quarter 2020 revenues declined 23% year-on-year [1] consistent with activity reductions in the United States and Canada.
“Adjusted EBITDA grew 15% sequentially during the first quarter of 2020 and 39% year-on-year, due to a combination of swift actions to reduce costs, favorable revenue mix and improved operating performance.
“Perhaps most importantly, Weatherford was free cash flow neutral during the quarter, an improvement of approximately $280 million year-on-year, despite being burdened by approximately $75 million of cash outflows that carried over from our financial restructuring and prior period corporate development activities.
“Our performance during the quarter is noteworthy, as the COVID-19 pandemic and actions by certain producing nations caused commodity prices to decline precipitously and created a number of internal and external operating challenges. I am proud of how quickly our organization adapted and I would like to extend my gratitude to the many members of our team working in the field and at our manufacturing sites. We are focused on the safety of our employees and their families and will continue to implement policies in-line with guidance from the World Health Organization and Centers for Disease Control and Prevention to protect our employees while continuing to serve the needs of our customers.
“As we look ahead to the second quarter of 2020, we are seeing a significant acceleration of the disruptions associated with the COVID-19 pandemic and global storage for crude oil will likely reach full capacity, further pressuring crude pricing and forcing producers to shut-in a significant amount of production globally. These factors are expected to continue to have an unprecedented impact on global oil and gas activity. Moreover, once supply and demand dynamics rebalance, it is unclear when a stable oil market will return, as record crude inventories will likely dampen the pace of any recovery.
“We currently expect there to be a multi-year dislocation across the industry, with the quickest and deepest impacts in North America, followed by certain international markets such as Europe, Latin America and Sub Saharan Africa.
“Against this outlook, we have more than doubled the cost savings actions that were underway going into 2020 and we will continue to adjust as required by market conditions. We are implementing a combination of structural reductions, headcount and pay reductions, furloughs, facility closures, capital expenditure reductions, and have consolidated our geographic, product line and support organizations.

“Weatherford’s available liquidity increased to over $905 million at the end of the quarter, as neutral free cash flow was bolstered by a reduction in restricted cash. However, in the current operating environment it is critical that we address our capital structure.”
Liquidity
The Company had over $905 million of available liquidity on March 31, 2020, comprised of cash and cash equivalents of $670 million and approximately $235 million available under its ABL Facility. As of March 31, 2020, Weatherford was fully compliant with the financial covenants under the ABL Facility and its senior secured letter of credit agreement.
However, as a result of the weak industry environment due to the COVID-19 pandemic, lower demand for hydrocarbons and activity declines, Weatherford is currently evaluating various alternatives to address the level of the Company’s debt service and expected reductions in borrowing capacity under the ABL Facility.
Impairment and Restructuring Charges
In accordance with accounting guidelines, the Company is required to assess its goodwill, tangible and other intangible assets for impairment if events or changes in circumstances indicate the carrying value of the assets may not be recovered. Due to the challenging industry environment, management determined that impairment indicators existed and conducted an assessment resulting in impairment charges of $807 million during the first quarter of 2020. The charges are broken down as follows:

•	Goodwill: $167 million

•	Other intangible assets: $137 million

•	Right of use assets: $73 million

•	Property, plant, and equipment: $430 million
In addition, Weatherford recorded pre-tax restructuring charges of $26 million related to the Company’s headcount reductions, facility consolidation, and other activities.

Notes:
[1] Excludes the impact of Land Drilling Rigs and the Surface Logging Systems and Labs divestitures completed in 2019.

[2] Adjusted EBITDA excludes, among other items, impairments on goodwill and long-lived assets. Free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from disposition of assets. Net debt is calculated as total short- and long-term debt less cash and cash equivalents and restricted cash. Adjusted EBITDA, free cash flow and net debt are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure in the tables below.

[3] In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding the burden of stock-based compensation. Additional detail for the current and historical periods is provided in the tables below.

Operating Segments
Western Hemisphere

	Successor	Successor	Predecessor		Predecessor
	Quarter	Period From	Period From	Non-GAAP	Quarter
	Ended	12/14/19 to	10/01/19 to	Combined	Ended
($ in Millions)	3/31/20	12/31/19	12/13/19	Results	3/31/19
Revenues:
North America	$341	$68	$289	$357	$456
Latin America	247	53	211	264	270
Total Revenues	$588	$121	$500	$621	$726

Adjusted Segment EBITDA	$76	$10	$54	$64	$58
% Margin	13%	8%	11%	10%	8%

First-quarter 2020 Western Hemisphere revenues of $588 million decreased 5% sequentially and 19% year-on-year. Excluding the impact of divestitures [1], revenues declined 5% sequentially and 17% year-on-year. In North America, first-quarter 2020 revenues of $341 million declined 4% sequentially due to year-end product sales that did not repeat and lower drilling activity, which was partially offset by seasonal activity increases in Canada. First-quarter 2020 revenues of $247 million in Latin America declined 6% sequentially, driven primarily by the initial impacts of COVID-19-related activity reductions and year-end product sales that did not repeat.
First-quarter 2020 adjusted segment EBITDA of $76 million increased $12 million sequentially and associated margins of 13% increased by 260 basis points versus the combined fourth quarter of 2019. The sequential growth in adjusted EBITDA, despite the decline in revenue, was driven by favorable product mix as well as fixed and variable cost reductions in North America.
Eastern Hemisphere

	Successor	Successor	Predecessor		Predecessor
	Quarter	Period From	Period From	Non-GAAP	Quarter
	Ended	12/14/19 to	10/01/19 to	Combined	Ended
($ in Millions)	3/31/20	12/31/19	12/13/19	Results	3/31/19
Revenues:
Middle East, North Africa & Asia	$403	$88	$298	$386	$390
Europe, SSA & Russia	224	52	187	239	230
Total Revenues	$627	$140	$485	$625	$620

Adjusted Segment EBITDA	$127	$30	$84	$114	$93
% Margin	20%	21%	17%	18%	15%

First-quarter 2020 Eastern Hemisphere revenues of $627 million were unchanged sequentially and grew 1% quarter-on-

quarter. Excluding the impact of divestitures [1], revenues grew 2% sequentially and 6% year-on-year. First-quarter 2020 revenues in Middle East, North Africa and Asia of $403 million grew 4% sequentially, due to increased Artificial Lift and Completions product sales. First-quarter revenues in Europe, Sub Saharan Africa, and Russia of $224 million declined 6% sequentially, driven by primarily year-end product sales that did not repeat and seasonal activity slowdowns in Russia and the North Sea.
First-quarter 2020 adjusted segment EBITDA of $127 million increased $13 million sequentially and associated margins of 20% improved 210 basis points versus the combined fourth quarter of 2019. The sequential increase in adjusted EBITDA was primarily driven by favorable product mix and fixed cost reductions.
Customer & Technology Highlights

•
A major national oil company in the Middle East awarded Weatherford a contract for the customer’s first-ever real-time drilling decision center. The project will rely on the recently-launched Centro™ integrated realtime environment and further expands the Company’s digital presence.

•
In the United States, Weatherford secured an order for over 40 surface pumping units, reaffirming its position as the single-source artificial-lift provider for an operator in the Bakken region. The Company’s footprint and experience in the region enabled Weatherford to develop a solution that will offer a 15% operational cost savings per production system. Weatherford will provide the operator a complete system from surface to wellbore, including piles, rods, services, and pumps.

•
The Weatherford Interpretation and Evaluation Services, or IES, group supported the first microseismic monitoring operation in Turkey during a one-stage hydraulic fracturing job. The operation included well modeling and planning and the acquisition and interpretation of microseismic fracturing data.  Weatherford IES experts enabled the customer to optimize their fracturing program and select the best gel treatments for the production stimulation program and enabled the Company to expand its operations with the customer.

•
The Victus™ intelligent managed pressure drilling (MPD) system was fully integrated on a drilling unit offshore Azerbaijan and is currently on standby. MPD operations are scheduled to begin in late April, with the connection of our Gen II intelligent riser and MPD drilling thereafter. The Victus™ system enhances safety (by eliminating the need for manual work in the moon pool area) and accelerates rig-up and rig-down times by up to 80% (by using an integrated connection hub for subsea control lines).

•
Weatherford was awarded a contract to provide logging-while-drilling (LWD) measurement-while-drilling (MWD), drilling, and geo-data interpretation services in Russia. The contract will span three years and showcases the Company’s expanding footprint in the region. Additionally, Weatherford will deploy its Magnus® rotary steerable solution to support these operations, continuing to accelerate Magnus’® expansion into international markets.

•	Weatherford achieved 1,000 days without lost-time incidents for its Offshore Shallow Waters Integrated Service Project, highlighting Weatherford’s commitment to safety and service quality.

About Weatherford
Weatherford is the leading wellbore and production solutions company. Operating in more than 80 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 20,000 team members and 600 locations, which include service, research and development, training, and manufacturing facilities. Visit https://www.weatherford.com/ for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.
Contact
Sebastian Pellizzer
Senior Director, Investor Relations
+1 713-836-6777
investor.relations@weatherford.com

###

Forward-Looking Statements
This news release contains forward-looking statements concerning, among other things, the Company’s quarterly and full-year non-GAAP earnings (loss) per share, effective tax rate, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the extent or duration of business interruptions associated with COVID-19, the price and price volatility of oil and natural gas, the macroeconomic outlook for the oil and gas industry, the duration and severity of the impact of the COVID-19 pandemic on oil and gas demand and commodity prices, our ability to generate cash flow from operations to fund our operations, the outcome of any discussions with our bondholders regarding the terms of a potential restructuring of our indebtedness or a recapitalization of the Company, realization of additional cost savings and operational efficiencies and potential logistical issues and potential non-cash asset impairment charges for long-lived assets, intangible assets or other assets. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Quarterly Condensed Consolidated Statements of Operations (Unaudited)
($ in Millions, Except Per Share Amounts)

	Successor	Successor	Predecessor		Predecessor
	Quarter	Period From	Period From	Non-GAAP	Quarter
	Ended	12/14/19 to	10/1/19 to	Combined	Ended
	03/31/20	12/31/19	12/13/19	Results	03/31/19
Revenues:
Western Hemisphere	$588	$121	$500	$621	$726
Eastern Hemisphere	627	140	485	625	620
Total Revenues	1,215	261	985	1,246	1,346

Operating Income (Loss):
Western Hemisphere	29	(4)	19	15	9
Eastern Hemisphere	18	10	30	40	20
Segment Operating Income	47	6	49	55	29
Corporate Expenses	(26)	(5)	(23)	(28)	(32)
Goodwill Impairment	(167)	—	—	—	(229)
Restructuring Charges	(26)	—	(96)	(96)	(20)
Prepetition Charges	—	—	—	—	(10)
Other Charges, Net	(650)	—	(246)	(246)	(39)
Total Operating Income (Loss)	(822)	1	(316)	(315)	(301)

Other Income (Expense):
Reorganization Items	(9)	(4)	5,692	5,688	—
Interest Expense, Net	(58)	(12)	(21)	(33)	(155)
Other Non-Operating Expenses, Net	(25)	—	(8)	(8)	(9)
Net Income (Loss) Before Income Taxes	(914)	(15)	5,347	5,332	(465)
Income Tax Provision	(44)	(9)	(59)	(68)	(12)
Net Income (Loss)	(958)	(24)	5,288	5,264	(477)
Net Income Attributable to Noncontrolling Interests	8	2	9	11	4
Net Income (Loss) Attributable to Weatherford	$(966)	$(26)	$5,279	$5,253	$(481)

Income (Loss) Per Share Attributable to Weatherford:
Basic and Diluted	$(13.80)	$(0.37)	$5.26	n/a	$(0.48)

Weighted Average Shares Outstanding:
Basic and Diluted	70	70	1,004	n/a	1,003

Weatherford International plc
Selected Balance Sheet Data (Unaudited)
($ in Millions)

	03/31/2020	12/31/19
Assets:
Cash and Cash Equivalents	670	$618
Restricted Cash	94	182
Accounts Receivable, Net	1,204	1,241
Inventories, Net	1,004	972

Property, Plant and Equipment, Net	1,554	2,122
Goodwill	72	239
Intangibles, Net	928	1,114

Liabilities:
Accounts Payable	544	585
Short-term Borrowings and Current Portion of Long-term Debt	26	13
Long-term Debt	2,149	2,151

Shareholders’ Equity:
Total Shareholders’ Equity	1,863	2,916

Components of Net Debt [1]:
Short-term Borrowings and Current Portion of Long-term Debt	26	13
Long-term Debt	2,149	2,151
Less: Cash and Cash Equivalents	670	618
Less: Restricted Cash	94	182
Net Debt [1]	1,411	1,364

[1] Net debt is a non-GAAP measure calculated as total short- and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Condensed Consolidated Statement of Cash Flows (Unaudited)
($ in Millions)

	Successor	Predecessor
	Quarter	Quarter
	Ended	Ended
	3/31/2020	3/31/19
Cash Flows From Operating Activities:
Net Income (Loss)	$(958)	$(477)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Depreciation and Amortization	157	123
Goodwill Impairment	167	229
Long-Lived Asset Impairments and Other	648	31
Working Capital [1]	(83)	(47)
Other Operating Activities	99	(108)
Total Cash Flows Provided by (Used in) Operating Activities	30	(249)

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(38)	(59)
Proceeds from Disposition of Assets	6	26
Proceeds from Disposition of Businesses, Net	(1)	74
Other Investing Activities	(14)	(5)
Net Cash Provided by (Used in) Investing Activities	(47)	36

Cash Flows From Financing Activities:
Repayments of Long-term Debt	(2)	(15)
Borrowings (Repayments) of Short-term Debt, Net	(3)	228
Other Financing Activities, Net	(3)	(5)
Net Cash Provided by (Used in) Financing Activities	(8)	208

Free Cash Flow [2]:
Cash Flows Provided by (Used in) Operating Activities	$30	$(249)
Capital Expenditures for Property, Plant and Equipment	(38)	(59)
Proceeds from Disposition of Assets	6	26
Free Cash Flow [2]	$(2)	$(282)

[1]	Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.

[2]
Free cash flow is a non-GAAP measure calculated as cash flows provided by (used in) operating activities, less capital expenditures for property, plant and equipment plus proceeds from disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by (used in) operating activities.

Weatherford International plc
Quarterly Selected Statements of Operations Information (Unaudited)
($ in Millions)
	Successor	Successor	Predecessor		Predecessor
	Quarter	Period From	Period From	Non-GAAP	Quarter
	Ended	12/14/19 to	10/01/19 to	Combined	Ended
	3/31/20	12/31/19	12/13/19	Results	9/30/19	6/30/19	3/31/19
Revenues
Western Hemisphere	$588	$121	$500	$621	$675	$719	$726
Eastern Hemisphere	627	140	485	625	639	590	620
Total Revenues	$1,215	$261	$985	$1,246	$1,314	$1,309	$1,346
Adjusted EBITDA
Western Hemisphere	$76	$10	$54	$64	$60	$57	$58
Eastern Hemisphere	127	30	84	114	145	99	93
Adjusted Segment EBITDA(a) (b)	203	40	138	178	205	156	151
Corporate and Other	(25)	(5)	(18)	(23)	(26)	(27)	(23)
Total Adjusted EBITDA	$178	$35	$120	$155	$179	$129	$128
Operating Income (Loss)
Western Hemisphere	$29	$(4)	$19	$15	$15	$11	$9
Eastern Hemisphere	18	10	30	40	56	28	20
Segment Operating Income	47	6	49	55	71	39	29
Corporate Expenses	(26)	(5)	(23)	(28)	(31)	(32)	(32)
Goodwill Impairment	(167)	—	—	—	(399)	(102)	(229)
Restructuring Charges	(26)	—	(96)	(96)	(53)	(20)	(20)
Prepetition Charges	—	—	—	—	—	(76)	(10)
Gain on Sale of Operational Assets	—	—	—	—	15	—	—
Other Charges, Net	(650)	—	(246)	(246)	(50)	73	(39)
Total Operating Income (Loss)	$(822)	$1	$(316)	$(315)	$(447)	$(118)	$(301)
Depreciation and Amortization
Western Hemisphere	$47	$14	$34	$48	$44	$45	$48
Eastern Hemisphere	109	20	54	74	73	70	72
Corporate	1	—	2	2	1	1	3
Total Depreciation and Amortization	$157	$34	$90	$124	$118	$116	$123
Stock-Based Compensation (b)
Western Hemisphere	$—	$—	$1	$1	$1	$1	$1
Eastern Hemisphere	—	—	—	—	1	1	1
Corporate	—	—	3	3	4	4	6
Stock-Based Compensation	$—	$—	$4	$4	$6	$6	$8
Product Line (c) Revenues
Production	$353	$82	$298	$380	$392	$382	$399
Completion	314	66	225	291	286	303	306
Drilling and Evaluation	281	57	226	283	320	311	336
Well Construction	267	56	236	292	316	313	305
Total Product Line Revenues	$1,215	$261	$985	$1,246	$1,314	$1,309	$1,346

(a)	Includes the $15 million gain on sale operational asset in the third quarter of 2019.

(b)	In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding the burden of stock-based compensation. Historical periods have been restated to reflect this methodology.

(c)
Production includes Artificial Lift Systems, Stimulation and Testing and Production Services. Completions includes Completion Systems, Liner Systems and Cementing Products. Drilling and Evaluation includes Drilling Services, Managed Pressure Drilling, and Wireline Services. Well Construction includes Tubular Running Services, Intervention Services, and Drilling Tools and Rental Equipment.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Quarterly Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
($ in Millions, Except Per Share Amounts)

	Successor	Successor	Predecessor		Predecessor
	Quarter	Period From	Period From	Non-GAAP	Quarter
	Ended	12/14/19 to	10/1/19 to	Combined	Ended
	3/31/20	12/31/19	12/13/19	Results	9/30/19	6/30/19	3/31/19
Operating Income (Loss):
GAAP Operating Income (Loss)	$(822)	$1	$(316)	$(315)	$(447)	$(118)	$(301)
Goodwill Impairment (a)	167	—	—	—	399	102	229
Restructuring Charges (b)	26	—	96	96	53	20	20
Long-lived Assets Impairment and Other (c) (d)	650	—	254	254	42	41	37
Prepetition Charges	—	—	—	—	—	76	10
Gain on Sale of Operational Assets	—	—	—	—	(15)	—	—
(Gain) Loss on Sale of Business	—	—	(8)	(8)	8	(114)	2
Operating Non-GAAP Adjustments	843	—	342	342	487	125	298
Non-GAAP Adjusted Operating Income	$21	$1	$26	$27	$40	$7	$(3)

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$(914)	$(15)	$5,347	$5,332	$(784)	$(279)	$(465)
Operating Non-GAAP Adjustments	843	—	342	342	487	125	298
Reorganization Items (e)	9	4	(5,692)	(5,688)	303	—	—
Non-GAAP Adjustments Before Taxes	852	4	(5,350)	(5,346)	790	125	298
Non-GAAP Loss Before Income Taxes	$(62)	$(11)	$(3)	$(14)	$6	$(154)	$(167)

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	(44)	(9)	(59)	$(68)	$(31)	$(33)	$(12)
Tax Effect on Non-GAAP Adjustments	(7)	—	24	24	(4)	2	(8)
Non-GAAP Provision for Income Taxes	$(51)	$(9)	$(35)	$(44)	$(35)	$(31)	$(20)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$(966)	$(26)	$5,279	$5,253	$(821)	$(316)	$(481)
Non-GAAP Adjustments, net of tax	845	4	(5,326)	(5,322)	786	127	290
Non-GAAP Net Loss	$(121)	$(22)	$(47)	$(69)	$(35)	$(189)	$(191)

Diluted Income (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Income (Loss) per Share	$(13.80)	$(0.37)	$5.26	n/a	$(0.82)	$(0.31)	$(0.48)
Non-GAAP Adjustments, net of tax	12.07	0.06	(5.31)	n/a	0.79	0.12	0.29
Non-GAAP Diluted Loss per Share	$(1.73)	$(0.31)	$(0.05)	n/a	$(0.03)	$(0.19)	$(0.19)

(a)	Represents goodwill impairment after a fair value assessment of our business and assets for the periods presented.

(b)	Represents restructuring, facility consolidation and severance costs for the periods presented.

(c)	Primarily included a long-lived assets impairment after a fair value assessment of our business and assets in the first quarter of 2020.

(d)	Primarily included asset write-downs and inventory charges, partially offset by a gain on purchase of a joint venture remaining interest in the predecessor prior quarter.

(e)
Primarily from the gain on settlement of liabilities subject to compromise and fresh start valuation adjustments in the fourth quarter of 2019 and unamortized debt issuance and other fees in the third quarter of 2019.

Weatherford International plc
Quarterly Reconciliation of GAAP to Non-GAAP Financial Measures - EBITDA (Unaudited)
($ in Millions)

	Successor	Successor	Predecessor		Predecessor
	Quarter	Period From	Period From	Non-GAAP	Quarter
	Ended	12/14/19 to	10/1/19 to	Combined	Ended
	3/31/20	12/31/19	12/13/19	Results	9/30/19	6/30/19	3/31/19

Net Income (Loss) Attributable to Weatherford	$(966)	$(26)	$5,279	$5,253	$(821)	$(316)	$(481)
Net Income Attributable to Noncontrolling Interests	8	2	9	11	6	4	4
Net Income (Loss )	(958)	(24)	5,288	5,264	(815)	(312)	(477)
Interest Expense, Net	58	12	21	33	26	160	155
Income Tax Provision	44	9	59	68	31	33	12
Depreciation and Amortization	157	34	90	124	118	116	123
EBITDA	(699)	31	5,458	5,489	(640)	(3)	(187)

Other (Income) Expense Adjustments:
Reorganization Items	9	4	(5,692)	(5,688)	303	—	—
Goodwill Impairment	167	—	—	—	399	102	229
Long-lived Asset Impairments and Other	650	—	254	254	42	41	37
Restructuring Charges	26	—	96	96	53	20	20
Prepetition Charges	—	—	—	—	—	76	10
(Gain) Loss on Sale of Business	—	—	(8)	(8)	8	(114)	2
Stock-Based Compensation [1]	—	—	4	4	6	6	8
Other Non-Operating Expense, Net	25	—	8	8	8	1	9
Adjusted EBITDA	$178	$35	$120	$155	$179	$129	$128

[1] In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding the burden of stock-based compensation. Historical periods have been restated to reflect this methodology.